Exhibit 99.2

Immediate	Karen Widmayer: Media Contact
(202) 729-1789
karen.widmayer@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES FOURTH QUARTER 2004 FINANCIAL RESULTS

Washington D.C. – January 27, 2005 – CarrAmerica Realty Corporation (NYSE:CRE) today reported fourth quarter 2004 diluted earnings per share of $0.42 on net income of $26.8 million, compared to diluted earnings per share of $0.05 on net income of $13.2 million for the fourth quarter of 2003. For the year ended December 31, 2004, diluted earnings per share were $1.43 on net income of $93.6 million compared to $0.89 on net income of $72.9 million for the same period a year ago.

For the fourth quarter of 2004, diluted funds from operations available to common shareholders (Diluted FFO) were $33.8 million or $0.62 per share compared to $36.5 million or $0.62 per share for the fourth quarter of 2003. Diluted FFO for the twelve months ended December 31, 2004 was $184.9 million or $3.09 per share as compared to $178.5 million or $3.07 per share for the same period in 2003.

Fourth quarter 2004 results were impacted by two impairment charges on disposed real estate which totaled $2.5 million and reduced earnings per share and Diluted FFO per share for the quarter by $0.05 per share. Fourth quarter 2004 results also include the impact of $4.6 million of prepayment penalties on the early extinguishment of mortgage debt which reduced earnings per share and Diluted FFO per share for the quarter by $0.08 per share. Full year 2004 results were similarly impacted.

Fourth quarter 2003 and full year 2003 results were also impacted by impairment charges on real estate which totaled $4.5 million for the fourth quarter and $7.3 million for the year. These impairments reduced earnings per share and Diluted FFO per share for the quarter by $0.09 and $0.08, respectively, and reduced full year diluted earnings per share and Diluted FFO per share by $0.14 and $0.12, respectively. Fourth quarter 2003 and full year 2003 results also include a reduction of net earnings available to common shareholders related to the original issuance costs associated with redeemed or repurchased preferred stock.

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CarrAmerica Release of January 27, 2005

Page Two

These costs reduced earnings per share and Diluted FFO per share for the quarter by $0.12 and $0.11, respectively and reduced full year diluted earnings per share and Diluted FFO per share by $0.15 and $0.14, respectively.

Fourth quarter 2004 and 2004 full year net income also includes gains from the disposition of real estate of $27.7 million ($0.50 per diluted share) and $47.5 million ($0.87 per diluted share), respectively. Fourth quarter 2003 and 2003 full year net income includes gains from the disposition of real estate of $0.8 million ($0.02 per diluted share) and $14.5 million ($0.28 per diluted share), respectively. These gains had no impact on reported Diluted FFO per share.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “Operating conditions during 2004 showed gradual improvement in all of CarrAmerica’s markets, resulting in increased demand and modestly improving occupancy rates. With these improving conditions, lease economics are beginning to improve in some of our markets as well. We expect the real estate recovery to continue at a similar pace in 2005 with vacancy rates declining and lease economics gradually improving.” Mr. Hawkins continued, “Although the investment climate remained highly competitive, we believe that the Company was very successful in meeting its investment goals in 2004, markedly upgrading the quality of our assets and cash flow.”

Occupancy for consolidated stabilized properties was 88.2% at December 31, 2004, up from 87.0% at September 30, 2004 and up from 87.8% at December 31, 2003. Same store property operating income for the fourth quarter of 2004 decreased 2.1% on a GAAP basis over the same period in 2003. Adjusting for termination fees, same store property operating income for the fourth quarter of 2004 decreased by 1.8% as compared to the previous year. The average occupancy rate for same store properties was 88.0% in the fourth quarter, up from 87.2% at the end of the third quarter. The same store average occupancy rate for all of 2004 was 88.0%, down from 90.2% for 2003.

For the fourth quarter, rental rates decreased 8.3% on average on the leases executed during the quarter. Leasing activity has improved, with 1.1 million square feet leased throughout our portfolio in the fourth quarter.

Acquisitions

During the fourth quarter, CarrAmerica completed the acquisition of Mission Towers, a 12-story, Class A office building in Santa Clara, California. The building is 100% leased to Sun Microsystems and PMC Sierra through October 2011. The 282,000 square foot building was purchased for $129.7 million, of which $51.6 million is attributable to the value of in-place above-market rents. The building is expected to provide a year one GAAP return of 6.8%. As a result of the above-market, in-place leases, the current GAAP returns, which reflect the mark to market of rents, are significantly less than year one cash yields,

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CarrAmerica Release of January 27, 2005

Page Three

which are expected to be approximately 11.1%. GAAP returns are expected to steadily rise to approximately 10.0% in 2011 as the amount attributable to the value of above market rents is amortized.

Also during the fourth quarter, a joint venture in which CarrAmerica is a 20% partner acquired 6836 N. Dallas Parkway, a 32,293 square foot building in the Legacy submarket of Dallas, for $5.8 million. CarrAmerica expects to receive a year one and stabilized GAAP return on its investment of 9.4%.

For the full year 2004, CarrAmerica acquired property totaling $464.3 million, including its pro rata share of assets acquired in joint ventures.

Other Investments

During the fourth quarter, CarrAmerica made a $13.7 million mezzanine loan on two properties in Dallas, Texas.

Dispositions

During the fourth quarter, CarrAmerica sold John Marshall II, a 223,000 square foot office building in Northern Virginia in which it owned a 50 percent interest, for $59.3 million. CarrAmerica recorded a gain of approximately $20.1 million in connection with the sale.

Also during the fourth quarter, CarrAmerica sold two properties in Northern California totaling approximately 135,000 square feet for $11.8 million. In connection with these sales, CarrAmerica recognized impairment charges totaling $2.5 million.

For the full year 2004, including its 50% interest in John Marshall II, CarrAmerica has completed sales of properties with net proceeds totaling approximately $254.3 million, and recognized total gains net of impairment charges of $37.4 million. Under the NAREIT definition of FFO, gains on property sales are excluded from FFO but impairment charges reduce Diluted FFO.

Subsequent to the end of the quarter, a joint venture in which CarrAmerica owns a 30% interest closed on the sale of approximately 82,000 square feet of office space in its Terrell Place project in Washington DC for $32.6 million. CarrAmerica’s share of the gain on the sale was approximately $1.7 million.

CarrAmerica is currently marketing for sale CarrAmerica Corporate Center, an approximately 1 million square foot office project located in Pleasanton, California. In addition, the Company is marketing two additional assets totaling approximately 291,000 square feet in Southern California. CarrAmerica is seeking to consummate these transactions by the end of the first quarter of 2005, but there can be no assurance that the properties will be marketed successfully or that, even if marketed successfully, the sales will be completed in the expected time frame.

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CarrAmerica Release of January 27, 2005

Page Four

Capital Markets

During the fourth quarter, CarrAmerica prepaid approximately $74.5 million in mortgage debt. The Company incurred $3.0 million in prepayment penalties to retire this indebtedness, which is included in interest expense in the Company’s financial statements. For the full year 2004, the Company repaid a total of $107.7 million of fixed rate mortgage debt. In addition, during the fourth quarter, two joint ventures in which CarrAmerica owns partial interests, refinanced or prepaid mortgage obligations.

CarrAmerica’s share of prepayment penalties associated with the ventures was $1.6 million and is included as a reduction of equity in earnings of unconsolidated entities in the Company’s financial statements.

CarrAmerica Earnings Estimates

On Friday, January 28, CarrAmerica management will discuss earnings guidance for 2005. Diluted earnings per share of $0.28 - $0.53 and Diluted FFO per share of $2.75 - $3.00 for 2005 will be discussed. First quarter 2005 diluted earnings per share and Diluted FFO per share of $0.13 to $0.17 and $0.73 to $0.77, respectively, will also be discussed. The projections for 2005 are based in part on the following assumptions:

2005
Average Office Portfolio Occupancy	88.0% - 90.0%
Real Estate Service Revenue	$17.0 - $20.0 million
General and Administrative Expense	$39.0 -$41.0 million
Termination Fees	$ 1.0 - $ 2.0 million

Estimates for the first quarter and full year 2005 include a gain on the sale of a partial interest in the Terrell Place project (see Dispositions section earlier in this document) but exclude any other potential gains, losses or asset impairments associated with property dispositions currently contemplated or otherwise. Any gains or losses on the sales of real estate will have an impact on net income, which may be material, but will not have an impact on FFO, since those amounts are not added back in the calculation of FFO. Any impairments of real estate will negatively impact both net income and FFO, which may be material. The 2005 estimates also include the impact of lost property income of approximately $6.5-$7.0 million associated with the vacancy of the International Monetary Fund from our International Square property in Washington, D.C. The Company expects to incur approximately 2-4 months of downtime associated with the commencement of a 394,000 square foot lease in approximately 80.0% of the vacated space. Our 2005 estimate also assumes that straight-line rents on in-place leases that expire in 2005 exceed market rental rates by 8.0% - 12.0% and that, on a weighted average basis, dispositions will exceed acquisitions by approximately $150.0 million for the year.

CarrAmerica Announces Fourth Quarter Dividend

The Board of Directors of CarrAmerica today declared a fourth quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business February 18, 2005. CarrAmerica’s common stock will begin trading ex-dividend on February 15, 2005 and the

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CarrAmerica Release of January 27, 2005

Page Five

dividend will be paid on February 28, 2005. The company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on February 18, 2005. The preferred stock will begin trading ex-dividend on February 15, 2005 and the dividends will be paid on February 28, 2005.

CarrAmerica’s Annual Meeting to be Held April 28, 2005

CarrAmerica also announced that its Annual Meeting of Stockholders will be held on Thursday, April 28, 2005 at the Willard Inter-Continental Hotel in Washington, D.C., commencing at 9:30 a.m. ET. The record date for determination of the right to vote at the Annual Meeting of Stockholders is March 4, 2005. CarrAmerica Fourth Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2004 fourth quarter results on January 28, 2005, at 11:00 am ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-946-0705 for U.S. participants and 1-719-457-2637 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 2:00 PM EST on January 28, 2005 through midnight on February 3, 2005 by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 372444.

A copy of supplemental material on the company’s fourth quarter operations is available on the company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office workplace companies by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 292 operating office properties, totaling over 26 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.

Estimates of Diluted FFO and earnings per share, and certain other statements in this release and the accompanying summary financial information, including statements regarding management’s expectations about, among other things, operating performance and financial condition, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).

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CarrAmerica Release of January 27, 2005

Page Six

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties and our ability to lease vacant space at favorable rental rates, our ability to obtain debt or equity financing if and when needed on favorable terms, or at all, possible charges or payments resulting from our guarantee of certain leases of HQ Global Workplaces, Inc., the impact of future acquisitions or dispositions not currently contemplated or expected, the ability of the general economy to recover timely from economic downturns or otherwise sustain periods of growth, availability and creditworthiness of tenants, the availability of financing for both tenants and the company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions or dispositions to close in a timely manner, on current terms, or at all, and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the company may not control or companies in which the company has made investments, our ability to maintain our status as a REIT for federal income tax purposes, governmental actions and initiatives, the ability to obtain insurance at a reasonable cost and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company – Risk Factors” in the company’s Annual Report on Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	December 31, 2004	December 31, 2003
	(Unaudited)
Assets
Rental property:
Land	$779,482	$690,410
Buildings	2,064,678	1,974,913
Tenant improvements	448,515	420,533
Furniture, fixtures and equipment	45,879	48,216

	3,338,554	3,134,072
Less: Accumulated depreciation	(750,530)	(692,901)

Net rental property	2,588,024	2,441,171
Land held for future development or sale	41,676	41,284
Assets related to properties held for sale	—	10,626
Cash and cash equivalents	4,735	4,299
Restricted deposits	1,364	2,549
Accounts and notes receivable, net	52,438	17,829
Investments in unconsolidated entities	138,127	137,604
Accrued straight-line rents	84,396	84,552
Tenant leasing costs, net	53,908	51,547
Intangible assets, net	98,354	23,966
Prepaid expenses and other assets, net	18,170	20,591

	$3,081,192	$2,836,018

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,941,130	$1,727,648
Accounts payable and accrued expenses	107,409	95,586
Rent received in advance and security deposits	40,304	34,757

	2,088,843	1,857,991
Minority interest	65,378	70,456
Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	548	529
Additional paid-in capital	1,025,388	976,644
Cumulative dividends in excess of net income	(300,500)	(270,852)
Accumulated other comprehensive income	285	—

	926,971	907,571

Commitments and contingencies
	$3,081,192	$2,836,018

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

(In thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$102,695	$97,263	$395,114	$380,995
Recoveries from tenants	14,566	16,947	55,753	61,985
Parking and other tenant charges	3,501	3,354	18,126	18,210

Total rental revenue	120,762	117,564	468,993	461,190
Real estate service revenue	6,327	4,786	23,328	24,337

Total operating revenues	127,089	122,350	492,321	485,527

Operating expenses:
Property expenses:
Operating expenses	31,353	28,988	120,294	118,906
Real estate taxes	10,643	11,153	41,360	40,783
General and administrative	10,517	11,796	41,851	42,767
Depreciation and amortization	35,094	31,170	129,721	121,218

Total operating expenses	87,607	83,107	333,226	323,674

Real estate operating income	39,482	39,243	159,095	161,853
Other (expense) income:
Interest expense	(32,440)	(26,704)	(114,978)	(104,492)
Equity in earnings (loss) of unconsolidated entities	(631)	2,077	6,760	7,034
Obligations under lease guarantees	—	—	—	(811)
Impairment loss on investments	—	(1,100)	—	(1,100)
Other income	952	1,033	2,681	1,128

Net other expense	(32,119)	(24,694)	(105,537)	(98,241)

Income from continuing operations before income taxes, minority interest and gain on sale of properties	7,363	14,549	53,558	63,612
Income taxes	(207)	33	(342)	(402)
Minority interest	(5,313)	(539)	(11,670)	(8,924)
Impairment loss on real estate	—	(1,509)	—	(4,210)
Gain on sale of properties	27,658	795	27,600	4,160

Income from continuing operations	29,501	13,329	69,146	54,236
Discontinued operations - Net operations of sold properties	(2,707)	(179)	24,441	18,701

Net income	26,794	13,150	93,587	72,937

Less: Dividends on preferred and restricted stock and issuance costs of redeemed preferred stock	(3,971)	(10,932)	(15,885)	(26,532)

Net income available to common shareholders	$22,823	$2,218	$77,702	$46,405

Basic net income per share:
Continuing operations	$0.47	$0.06	$0.99	$0.53
Discontinued operations	(0.05)	(0.01)	0.45	0.36

Net income	$0.42	$0.05	$1.44	$0.89

Diluted net income per share:
Continuing operations	$0.47	$0.06	$0.98	$0.53
Discontinued operations	(0.05)	(0.01)	0.45	0.36

Net income	$0.42	$0.05	$1.43	$0.89

NOTE: (1) Rental income includes $1,397 and $3,006 of accrued straight line rents for the three months period ended Dec. 31, 2004 and 2003, respectively, and $6,149 and $8,935 for the twelve months period ended Dec. 31, 2004 and 2003, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(In thousands)	Three Months Ended December 31,
	2004	2003
	(Unaudited)
Cash flow from operating activities:
Net income	$93,587	$72,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,095	132,995
Minority interest	11,670	8,924
Equity in earnings of unconsolidated entities	(6,760)	(7,034)
Gain sale of properties	(27,600)	(4,160)
Gain on sale of properties - discontinued operations	(19,870)	(10,317)
(Gain) loss on sale of residential property	(326)	171
Impairment losses on real estate	2,524	7,255
Impairment loss on investments	—	1,100
Obligations under lease guarantees	—	811
Provision for uncollectible accounts	1,552	2,608
Stock based compensation	3,986	3,548
Other	3,416	(142)
Change in assets and liabilities:
Decrease in accounts receivable	3,239	7,905
Increase in accrued straight-line rents	(6,149)	(8,906)
Additions to tenant leasing costs	(14,538)	(19,434)
Increase in intangible assets and prepaid expenses and other assets	(6,422)	(8,934)
Decrease in accounts payable and accrued expenses	(4,961)	(4,768)
Increase (decrease) in rent received in advance and security deposits	5,787	(1,081)

Total adjustments	80,643	100,541

Net cash provided by operating activities	174,230	173,478

Cash flows from investing activities:
Rental property additions	(10,516)	(17,033)
Additions to tenant improvements	(48,327)	(33,634)
Additions to land held for development or sale and construction in progress	(3,656)	(16,448)
Rental property acquisitions	(449,170)	(73,133)
Issuance of notes receivable	(31,230)	(8,009)
Payments on notes receivable	—	64
Distributions from unconsolidated entities	30,446	14,658
Investments in unconsolidated entities	(15,294)	(28,353)
Acquisition of minority interest	(5,392)	(2,330)
Decrease in restricted deposits	1,185	1,956
Proceeds from sale of residential property	2,727	14,164
Proceeds from sales of properties	233,365	52,156

Net cash used in investing activities	(295,862)	(95,942)

Cash flows from financing activities:
Repurchase of common stock	—	(7,858)
Repurchase of preferred stock	—	(254,518)
Exercises of stock options	43,449	22,170
Proceeds from the sale of preferred stock	—	194,664
Repayment of unsecured notes	(150,000)	—
Proceeds from the issuance of unsecured notes, net	419,967	—
Proceeds from mortgages	—	3,216
Net borrowings on unsecured credit facility	51,500	155,500
Net repayments of mortgages and notes payable	(107,886)	(56,365)
Dividends and distributions to minority interests	(134,962)	(135,284)

Net cash provided by (used in) financing activities	122,068	(78,475)

Increase (decrease) in unrestricted cash and cash equivalents	436	(939)
Cash and cash equivalents, beginning of the period	4,299	5,238

Cash and cash equivalents, end of the period	$4,735	$4,299

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $457 and $1,696 for the twelve months ended Dec. 31, 2004 and 2003, respectively)	$112,088	$104,582

Income tax (refunds) payments, net	$(54)	$10

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint venture. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however, that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2004	2003	2004	2003
Net income		$26,794	$13,150	$93,587	$72,937
Adjustments:	Minority interest	5,313	539	11,670	8,924
	FFO allocable to the minority Unitholders	(3,687)	(2,282)	(14,400)	(15,404)
	Depreciation and amortization - REIT properties	33,359	29,130	122,989	115,263
	Depreciation and amortization - Equity properties	3,817	3,150	15,002	12,378
	Depreciation and amortization - Discontinued operations	120	2,499	5,375	10,792
	Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(266)	(279)	(1,064)	(1,219)
	Gain on sale of properties	(27,658)	(1,077)	(47,470)	(14,477)

FFO as defined by NAREIT		37,792	44,830	185,689	189,194
Less:	Preferred dividends, dividends on unvested restricted stock and preferred stock redemption premium(3)	(3,971)	(10,569)	(15,167)	(26,148)

FFO attributable to common shareholders		33,821	34,261	170,522	163,046
	FFO allocable to the minority Unitholders	—	2,282	14,400	15,404

Diluted FFO available to common shareholders(1)		$33,821	$36,543	$184,922	$178,450

Less:	Lease commissions	(4,486)	(5,770)	(14,540)	(17,979)
	Tenant improvements	(12,064)	(11,592)	(48,327)	(33,634)
	Building capital additions	(4,497)	(7,242)	(10,612)	(17,033)
	Above/below market leases	530	(264)	(173)	(1,028)
	Straight line rent	(1,397)	(3,006)	(6,149)	(8,935)
	Impairment losses	2,524	5,645	2,524	8,355
	FFO allocable to minority Unitholders(1)	3,687	—	—	—

Funds available for distribution to common shareholders(2)		$18,118	$14,314	$107,645	$108,196

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.

2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.

3	On July 31, 2003, the SEC issued a clarification of EITF Topic D-42 which requires us to subtract original issuance costs associated with redeemed preferred securities from net income available to common shareholders (and therefore, FFO available to common shareholders). These amounts include $6,184 for the three months and $8,018 for the twelve months ended Dec. 31, 2003, of original preferred stock issuance costs associated with redemptions.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

	(Unaudited and in thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
		2004	2003	2004	2003
	Diluted net income per common share	$0.42	$0.05	$1.43	$0.89

Add:	Depreciation and amortization	0.68	0.59	2.40	2.38
	Gain on sale of properties	(0.50)	(0.02)	(0.79)	(0.25)
	Minority interest adjustment	0.02	0.01	0.20	0.26
	Adjustment for share difference	—	(0.01)	(0.15)	(0.21)

	Diluted funds from operations available to common shareholders	$0.62	$0.62	$3.09	$3.07

	Diluted funds from operations available to common shareholders, excluding
	Impairment losses	$0.05	$0.08	$0.04	$0.12
	Prepayment penalties on debt	0.08	—	0.08	—
	HQ lease guarantees	—	—	—	0.01
	Preferred stock issuance costs	—	0.11	—	0.14

		$0.75	$0.81	$3.21	$3.34

	Diluted net income per common share, excluding
	Impairment losses	$0.05	$0.09	$0.05	$0.14
	Prepayment penalties on debt	0.08	—	0.09	—
	HQ lease guarantees	—	—	—	0.02
	Preferred stock issuance costs	—	0.12	—	0.15

		$0.55	$0.26	$1.57	$1.20

	Weighted average common shares outstanding:
	Diluted net income	54,865	52,394	54,414	52,511
	Diluted funds from operations	54,865	58,749	59,858	58,213

-CONTINUED-

CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended March 31, 2005	Projected Twelve Months Ended December 31, 2005
Projected diluted net income per common share	$0.13 - 0.17	0.28 - 0.53

Add: Projected depreciation and amortization	0.60	2.39
Projected minority interest	0.04	0.14
Less: Gain on sale of properties	(0.03)	(0.03)
Projected adjustment for share difference	(0.01)	(0.03)

Projected diluted funds from operations per common share	$0.73 - 0.77	2.75 - 3.00

Projected weighted average common shares outstanding:
Projected diluted net income	55,300	55,700
Projected diluted funds from operations	60,600	61,000

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